Exhibit 10.56

2002 EXECUTIVE INCENTIVE COMPENSATION PROGRAM (“EICP”)

I.          OVERVIEW OF THE EICP

A.                        Purposes

•                              Align management’s interests with those of the owners by basing variable compensation on achievement of Worldspan’s strategic goals including:

•                              Operating profit

•                              Growth in global travel agency business through increased market share (traditional and e-commerce)

•                              Key project delivery

•                              Agency, Served Affiliate and Airlines/Associates customer satisfaction

•                              System availability

•                              Employee satisfaction

•                              Expense control

•                              Motivate participants to achieve strategic goals by establishing measurable, understandable performance objectives and by basing incentive pay on achievement of these objectives.

•                              Attract, retain, and reward key executives for achieving the established objectives.

B.        Administration

The EICP is administered and governed by a committee (the “Governing Committee”) consisting of the members of the Worldspan Board Nominating and Compensation Subcommittee and the President & CEO.  The President & CEO chairs the Governing Committee and makes recommendations to the Governing Committee regarding objectives, levels of performance, and the like.

The Governing Committee annually determines the objectives and performance levels, the degree of goal attainment, final awards, and the like.  Except as provided in any agreements with participants, in the event of a Worldspan change in control or similar circumstance, the Governing Committee will be solely responsible for determining whether objectives, performance levels, awards and other provisions of the EICP will be modified in light of such change in control.  Day-to-day administration of the EICP (e.g., participants, eligibility, operating rules) is handled by a subcommittee (the “Administrative Committee”) consisting of the President & CEO, the Sr. Vice President & Chief Financial Officer, and the Sr. Vice President-Human Resources, General Counsel and Secretary.

The Governing Committee assesses the annual performance of the Company and the management relative to the established EICP goals.  The President & CEO provides an analysis of the Company’s performance including a proposed assessment.  This analysis identifies both positive and negative factors beyond management’s control that might be considered in the Governing Committee’s assessment (e.g., externally mandated accounting adjustments, delivery of unplanned Served Affiliate development hours, and unusual world or industry events).

The EICP is not an employee benefit plan governed by the Employee Retirement Income Security Act.

Nothing in the EICP limits Worldspan’s right to terminate an employee’s employment at any time for any reason or confers on an employee any right to remain in Worldspan’s employ.

II.        2002 EICP SHORT-TERM PROGRAM (“STP”)

A.                        Purpose

The STP recognizes the teamwork and individual efforts required to have Worldspan achieve its annual business objectives.  Participants are rewarded for the Company’s overall success for the calendar year and for their individual efforts related to that success.

B.                        Structure

The STP is an annual incentive program.  Performance objective categories are established, each with a range of goals and related payouts.  At the end of the STP year, a bonus pool is established based on the amounts generated by each objective.  Participants are awarded bonus amounts based on Company and individual performance.  Payments can be made if some, but not all, objectives are met.

C.                        STP Year

The STP year is January 1, 2002 through December 31, 2002.

D.                        STP Participants

The STP is available to selected key employees whose responsibilities and accomplishments have a direct and significant impact on Worldspan’s profitability, growth, and success.  Eligibility of participants for the STP is re-evaluated each year, and participation and level of participation are not guaranteed from year to year.  STP participants are recommended by the President & CEO and approved by the

Administrative Committee.  Participants in the STP may not participate in other short-term incentive, commission, bonus, or similar programs of the Company.

Participants will be notified in writing of their payout award opportunities and a listing of eligible participants will be maintained by the Administrative Committee.

E.                          Eligibility

Employees who become eligible to participate in the EICP during the year are eligible for a prorated share of any variable compensation earned, based on the time they participate in the STP.

Part-time status, leaves of absence, acting management assignments, and the like will be handled on a case-by-case basis by the Administrative Committee.

F.                          STP Performance Levels

Following are descriptions of the threshold, target, and maximum performance levels for each objective:

Level of Performance	Description
Maximum	Superior performance. Participants have approximately a 25% chance of meeting or exceeding this goal.
Target	Considered to be “expected” performance. Participants have approximately a 50% chance of meeting or exceeding this goal.
Threshold	Lowest performance for which a payout is made. Participants have approximately a 75% chance of meeting or exceeding this goal.
Below Threshold	Performance does not merit a payout

G.        STP Team Objectives

The STP includes Company and individual objectives.  Payouts are based on meeting these objectives.

Information about, and progress towards meeting, the team objectives will be communicated to participants during the year.

H.        STP Team Objectives

The 2002 STP has the following team objectives.  (Note:  EICP targets are in bold.)

Objective	Weight	Threshold	Target	Maximum
Operating Profit	15%	$60 Mil	$74.5 Mil	$82 Mil
Achieve Defined Budgeted Expenses (excluding certain items such as inducements, Distributor Fees, and Served Affiliate Direct Expenses)	30%	2% over targeted amount	On targeted amount	5% under targeted amount
Subscriber Market Share
• U.S.	10%	26.01%	26.46%	26.96%
• Global	10%	15.84%	16.30%	16.55%
Key Project Delivery • Airline	15%	85%	90%	95%
System Availability	15%	99.94%	99.96%	99.98%
Employee Satisfaction	5%	68%	72%	76%

The points in the above table represent a payout line.  When performance is between levels, the payout is determined based on a straight-line interpolation either between the threshold and target or between the target and maximum performance levels.

I.          STP Individual Objectives

Individual objectives and other performance factors will be jointly developed by the participant and management in the participant’s division.

Measuring individual performance is done by the President & CEO for officers, by the President & CEO and the applicable Officer/Sr. Vice President for each Director, and by the applicable Vice President and Director for each manager or other key employee.

J.         Team and Individual Performance

Payouts will be based on both team and individual performance.  Participants will be notified in writing of the relative weights of each.

K.        Payouts

STP amounts will be paid by March 31, 2003 less applicable taxes and other deductions.

Payouts are a percentage of the participant’s base salary as of December 31, 2002.

L.        STP Bonus Pool Determination

The pools of available funds are determined in accordance with the accomplishment of the team objectives.  The pools are determined by multiplying the applicable eligible salaries on December 31, 2002 times the percent determined by the range of performance.  The amount awarded to each individual is based on team and individual objective accomplishments, may vary by individual, and may exceed the “superior” performance level in exceptional circumstances.

M.       No Entitlement to Unpaid Amounts

Participants do not vest in amounts under the STP until they are paid, and termination of employment prior to payment automatically results in a forfeiture of all rights and claims to benefits and privileges under STP.  However, the Administrative Committee may determine, in its sole discretion, that a participant whose employment terminates prior to payout may receive an award based on the reason for the termination (e.g., death, disability), the time the termination occurs in relation to the STP year, and other factors.

N.        Amendments and Termination

The STP may from time to time be amended or terminated at the sole discretion of the Governing Committee.

III.       2002 EICP LONG-TERM PROGRAM (“LTP”)

A.        Purposes

The LTP recognizes and encourages the achievement of Worldspan’s long-term business strategies and objectives.

Participants are rewarded for overall, longer-term Company success.

B.        LTP Structure

The LTP operates on the basis of a three-year cycle.  If a participant is in the LTP for multiple years, the cycles may be concurrent and overlapping.  For example, the 2002

LTP cycle begins on 1/1/02 and ends on 12/31/04; another LTP cycle might begin on 1/1/03 and end on 12/31/05; a third LTP cycle might begin on 1/1/04 and end on 12/31/06.  The cycles are designed to provide flexibility so that changes in overall business objectives and strategies of Worldspan do not unduly reward or disadvantage LTP participants once a cycle has begun.

C.        LTP Participants

Only a small group of key employees participate in the LTP.  LTP Participants are recommended by the President & CEO and approved by the Administrative Committee.  Eligibility of participants for the LTP is re-evaluated each year, and participation and level of participation are not guaranteed from year to year.  Participants may be included in or removed from the LTP part way through the cycle, with the payout possibility adjusted by the Administrative Committee.

A list of participants will be maintained by the Administrative Committee.

D.        LTP Performance Levels

Following are descriptions of the threshold, target, and maximum performance levels for each participant:

Level of Performance	Description
Maximum	Superior performance. Participants have approximately a 25% chance of meeting or exceeding this goal.
Target	Considered to be “expected” performance. Participants have approximately a 50% chance of meeting or exceeding this goal.
Threshold	Participants have approximately a 75% chance of meeting or exceeding this goal.
Below Threshold	Performance does not merit a payout.

E.         LTP Performance Objectives

The Governing Committee — based upon input of the President & CEO — sets threshold, target, and maximum goals for each objective and a range of possible payouts for participants.

LTP Payouts are made, on a proportionate basis, to the extent that objectives are made even if other objectives are not.

The 2002 LTP has the following objectives:

Objective	Weight	Threshold	Target	Maximum
Cumulative Operating Profit 2002-2004	50%	20% below total planned profits during 3 year cycle	Total plan profits during 3 year cycle	10% above total plan profits during 3 year cycle
Operating Efficiency [(Expenses minus Non-booking fee Revenue) divided by bookings]	50%	$3.67 per booking	$3.40 per booking	$3.28 per booking

F.         Payouts

Payouts under the LTP are equal to the percentages specified for the LTP participant. The payout is based on the participant’s base salary at the end of the year of the applicable cycle and the participant’s amount of time in the cycle.  For example, a participant earning $100,000 in base salary on December 31 at the end of a particular three-year cycle, who was in the LTP for the full three years, and who is at a 30% payout level would earn $30,000 under the LTP.

Payouts under the LTP are staggered equally over a two-year period and are made by March 31 of the applicable payout year, less applicable taxes and other deductions.  For example, an employee who earns a $30,000 payout at the end of a cycle receives $15,000 by March 31 after the end of the cycle and $15,000 approximately one year later, subject to the terms of the LTP.

G.        LTP Bonus Pool Determination

The pool of available funds is determined in accordance with the accomplishment of the team objectives, all in a manner generally consistent with the methodology for the STP.

H.        No Entitlement to Unpaid Amounts

Participants do not vest in amounts under the LTP until they are paid, and termination of employment automatically results in a forfeiture of all rights and claims to benefits and privileges under LTP, including any amounts that have been set aside but are unpaid.  For example, if the termination of employment occurs after the first of the two staggered payments described in Section III.F, all rights and opportunities to obtain the second half of the payment are forfeited.  However, the Administrative

Committee may determine, in its sole discretion, that a participant whose employment terminates prior to payout may receive an award based on the reason for the termination (e.g., death, disability), the time the termination occurs in relation to the LTP cycle, and other factors.

I.          Amendments and Termination

The LTP may from time to time be amended or terminated at the discretion of the Governing Committee.